Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Incentive Plan and the Amended Employee Stock Purchase Plan of Emergent BioSolutions Inc. of our reports dated March 1, 2023, with respect to the consolidated financial statements of Emergent BioSolutions Inc. and the effectiveness of internal control over financial reporting of Emergent BioSolutions Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

June 5, 2023